Exhibit 10.06

CAPSOVISION, INC.
DIRECTOR COMPENSATION POLICY

(Adopted September 15, 2025)
Directors of CapsoVision, Inc., a Delaware corporation (the “Company”), who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This Director Compensation Policy (this “Policy”) is effective as of July 3, 2025 (the “Effective Date”). The Board (or any committee of the Board within the authority delegated to it) has the right to amend this Policy from time to time.

Cash Compensation

Annual Base Retainer	$25,000
Additional Committee Chair Retainers:
Audit Committee Chair	$10,000
Compensation Committee Chair	$10,000
Additional Committee Retainers:
Audit Committee	$5,000
Compensation Committee	$5,000

The retainers set forth above are expressed as annualized amounts. These retainers will be paid on a semi-annual basis, in arrears after the end of each of the second and fourth fiscal quarters (with the retainers for 2025 to be pro-rated based on the portion of the year after the Effective Date), to the Non-Employee Directors serving on the Board (or in the applicable position, in the case of an Additional Committee or Committee Chair Retainer) during the applicable semi-annual period. If an individual serves as a Non-Employee Director or Chair or member of a Board committee, as the case may be, for only a portion of such period, the Non-Employee Director will be paid a pro-rata portion of the applicable retainer for such period based on the time the individual served in the applicable position.

Equity Compensation

Annual Equity Awards for Continuing Board Members

On a date in 2025 to be determined by the Board, and each year thereafter (commencing in 2026) on a date during the first quarter of such year to be determined by the Board, each Non-Employee Director in office on that date will be granted an award of restricted stock units (“RSUs”). The number of RSUs subject to any such award will be determined by dividing (i) $25,000 (the “Annual Award Value”) by (ii) the closing price (in regular trading) for a share of the Company’s common stock on the date of grant of the award (rounded to the nearest whole RSU). Each such award will be scheduled to vest as to 50% of the RSUs subject to the award on June 30 of the applicable year and as to 50% of the RSUs subject to the award on December 31 of that year. Notwithstanding the foregoing, the awards to be
OMM_US:70700046.1
OMM_US:70712461.1
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granted to the Non-Employee Directors in 2025 will have an Annual Award Value of $12,500 and vest in one installment on December 31, 2025.

Initial Equity Awards

Each new Non-Employee Director appointed or elected to the Board will receive an award of RSUs on or promptly after the date of such election or appointment. The number of RSUs subject to the award will be determined by dividing (i) a pro-rata portion of the Annual Award Value for awards granted to Non-Employee Directors for the year in which such appointment or election occurs by (ii) the closing price (in regular trading) for a share of the Company’s common stock on the date of grant of the award (rounded to the nearest whole RSU). For these purposes, the pro-rata portion of the Annual Award Value will equal the Annual Award Value multiplied by a fraction (not greater than one and not less than zero), the numerator of which is 365 minus the number of calendar days that had elapsed as of the date the director’s appointment or election to the Board since January 1 of the year in which such election or appointment occurs and the denominator of which is 365. Any such pro-rated award will be scheduled to vest on the same vesting date (or dates, as the case may be) as the equity awards granted to Non-Employee Directors for the year in which such election or appointment occurs.

Unless otherwise provided by the Board, an employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a Non-Employee Director will not be eligible for an initial equity award grant pursuant to the immediately preceding paragraph, but will be eligible for cash compensation and annual equity awards on the same basis as other Non-Employee Directors.

Provisions Applicable to All Non-Employee Director Equity Awards

Each equity award granted to a Non-Employee Director pursuant to this Policy will be granted under and subject to the terms and conditions of the Company’s 2025 Equity Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant.

Unless otherwise provided by the Board in connection with a particular award, each equity award granted to a Non-Employee Director will vest (to the extent then outstanding and otherwise unvested) should a change in control of the Company (as defined in the applicable award agreement) occur, and will be evidenced by and subject to the terms and conditions of the Company’s standard form of award agreement for Non-Employee Directors as in effect on the date of grant of the award. The number of shares subject to any such award will be subject to adjustment for stock splits and similar events as provided in the applicable award agreement.

The Board (or any committee of the Board within the authority delegated to it) may approve other grants of equity-based awards to Non-Employee Directors from time to time, on such terms as the Board (or committee) may determine and subject to the applicable provisions of the Company’s equity compensation plan then in effect.

Expense Reimbursement. All Non-Employee Directors are entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business. The Company will make reimbursement to a Non-Employee Director within a reasonable period of time following submission by the Non-Employee Director of reasonable written substantiation for the expenses.